Novocure Reports First Quarter 2020 Financial Results and Provides Company Update

Quarterly net revenues of $101.8 million, representing 39 percent growth versus the first quarter 2019 and 3 percent growth versus the fourth quarter 2019

Balance sheet strength allows continued investments in innovation and the advancement of commercial and development priorities

St. Helier, Jersey – Novocure (NASDAQ: NVCR) today reported financial results for the quarter ended March 31, 2020, highlighting revenue growth and financial strength, clinical pipeline developments and the company’s response to COVID-19. Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer by developing and commercializing its innovative therapy, Tumor Treating Fields.

First quarter 2020 highlights include:

	Three months ended March 31,
	2020	2019	% Change

Financial, in millions
Net revenues	$101.8	$73.3	39%
Gross profit	$77.3	$53.5	45%
Net income (loss)	$4.0	$(12.2)	-

Cash, cash equivalents and short-term investments at end of period	$331.3	$256.6	29%

Non-financial
Active patients at end of period(1)	3,095	2,631	18%
Prescriptions received in period(2)	1,409	1,310	8%

(1) An “active patient” is a patient who is receiving treatment under a commercial prescription order as of the measurement date, including patients who may be on a temporary break from treatment and who plan to resume treatment in less than 60 days.
(2) A “prescription received” is a commercial order for Optune or Optune Lua that is received from a physician certified to treat patients for a patient not previously on Optune or Optune Lua. Orders to renew or extend treatment are not included in this total.

“The need to treat patients with aggressive cancers does not lessen with COVID-19,” said William Doyle, Novocure’s Executive Chairman. “We remain confident in the role

Tumor Treating Fields can play across oncology, in the resiliency of our direct-to-patient business model, and in the long-term potential of our business.”

“We are focused on our mission and continue to advance our commercial and development priorities,” added Asaf Danziger, Novocure’s Chief Executive Officer. “With more than 3,000 patients on therapy at March 31, 2020, we delivered another strong quarter of financial performance. We ended the first quarter with $102 million in net revenues, $4 million in net income and $331 million cash on hand. Our financial strength allows us to continue investing in innovation, and we believe we are well positioned to navigate the substantial uncertainty affecting our industry.”

First quarter 2020 operating statistics and financial update
For the quarter ended March 31, 2020, net revenues were $101.8 million, representing 39% growth compared to the first quarter 2019.

•In the United States, net revenues totaled $69.3 million in the quarter ended March 31, 2020, representing 49% growth compared to the same period in 2019.
•In Germany and other EMEA markets, net revenues totaled $24.5 million in the quarter ended March 31, 2020, representing 9% growth compared to the same period in 2019.
•In Japan, net revenues totaled $6.5 million in the quarter ended March 31, 2020, representing 91% growth compared to the same period in 2019.
•In Greater China, net revenues totaled $1.6 million in the quarter ended March 31, 2020, representing 101% growth compared to the same period in 2019.

There were 3,095 active patients at March 31, 2020, representing 18% growth compared to March 31, 2019, and six percent growth compared to December 31, 2019.

•In the United States, there were 2,023 active patients at March 31, 2020, representing 14% growth compared to March 31, 2019.
•In Germany and other EMEA markets, there were 850 active patients at March 31, 2020, representing 16% growth compared to March 31, 2019.
•In Japan, there were 222 active patients at March 31, 2020, representing 88% growth compared to March 31, 2019.

Additionally, 1,409 prescriptions were received in the quarter ended March 31, 2020, representing eight percent growth compared to the same period in 2019, and two percent growth compared to the quarter ended December 31, 2019. In the quarter ended March 31, 2020, 1,120 Optune prescriptions were written for patients with newly diagnosed glioblastoma.

•In the United States, 986 prescriptions were received in the quarter ended March 31, 2020, representing seven percent growth compared to the same period in 2019.
•In Germany and other EMEA markets, 329 prescriptions were received in the quarter ended March 31, 2020, representing no change compared to the same period in 2019.
•In Japan, 94 prescriptions were received in the quarter ended March 31, 2020, representing 71% growth compared to the same period in 2019.

For the three months ended March 31, 2020, cost of revenues was $24.5 million compared to $19.8 million for the same period in 2019, representing an increase of 24%. The increase was primarily due to the cost of shipping transducer arrays to a higher volume of commercial patients. Gross margin was 76% for the three months ended March 31, 2020 and 73% for the three months ended March 31, 2019.

Research, development and clinical trials expenses for the three months ended March 31, 2020, were $25.3 million compared to $17.0 million for the same period in 2019, representing an increase of 48%. This was primarily due to an increase in clinical trial and personnel expenses for our phase 3 pivotal and phase 4 post-marketing trials and an increase in costs associated with medical affairs, basic research and engineering.

Sales and marketing expenses for the three months ended March 31, 2020, were $28.8 million compared to $22.3 million for the same period in 2019, representing an increase of 29%. This was primarily due to increased marketing expenses related to the launch of Optune Lua and an increase in personnel costs to support our growing commercial business.

General and administrative expenses for the three months ended March 31, 2020 were $26.6 million compared to $20.2 million for the same period in 2019, representing an increase of 31%. This was primarily due to an increase in personnel costs and an increase in professional services.

Net income for the three months ended March 31, 2020, was $4.0 million compared to a net loss of $12.2 million for the same period in 2019.

At March 31, 2020, we had $181.9 million in cash and cash equivalents and $149.3 million in short-term investments, for a total balance of $331.3 million in cash, cash equivalents and short-term investments. This represents an increase of $5.2 million in cash and investments since December 31, 2019.

First quarter 2020 non-U.S. GAAP measures
We also measure our performance based upon a non-U.S. GAAP measurement of earnings before interest, taxes, depreciation, amortization and shared-based compensation ("Adjusted EBITDA"). We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because it helps investors compare the results of our operations from period to period by removing the impact of earnings attributable to our capital structure, tax rate and material non-cash items, specifically share-based compensation.

Adjusted EBITDA increased by $9.6 million, or 176%, to $15.1 million for the three months ended March 31, 2020 from $5.5 million for the three months ended March 31, 2019. This improvement in fundamental financial performance was driven by top-line growth and disciplined execution.

Anticipated clinical milestones
•Data from phase 2 pilot HEPANOVA trial in advanced liver cancer (2021)
•Data from phase 2 pilot EF-31 trial in gastric cancer (2021)
•Interim analysis of phase 3 pivotal LUNAR trial in non-small cell lung cancer (2021)
•Interim analysis of phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2021)
•Interim analysis of phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2021)
•Data from phase 3 pivotal METIS trial in brain metastases (2022)
•Final data from phase 3 pivotal LUNAR trial in non-small cell lung cancer (2023)
•Final data from phase 3 pivotal PANOVA-3 trial in locally advanced pancreatic cancer (2023)
•Final data from phase 3 pivotal INNOVATE-3 trial in recurrent ovarian cancer (2023)

Conference call details
Novocure will host a conference call and webcast to discuss first quarter 2020 financial results at 8 a.m. EDT today, Thursday, April 30, 2020. Analysts and investors can participate in the conference call by dialing 855-442-6895 for domestic callers and 509-960-9037 for international callers, using the conference ID 4193569.

The webcast, earnings slides presented during the webcast and the corporate presentation can be accessed live from the Investor Relations page of Novocure’s website, www.novocure.com/investor-relations, and will be available for at least 14 days following the call. Novocure has used, and intends to continue to use, its investor relations website, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Novocure
Novocure is a global oncology company working to extend survival in some of the most aggressive forms of cancer through the development and commercialization of its innovative therapy, Tumor Treating Fields. Novocure’s commercialized products are approved in certain countries for the treatment of adult patients with glioblastoma and in the U.S. for the treatment of adult patients with malignant pleural mesothelioma. Novocure has ongoing or completed clinical trials investigating Tumor Treating Fields in brain metastases, non-small cell lung cancer, pancreatic cancer, ovarian cancer, liver cancer and gastric cancer.

Headquartered in Jersey, Novocure has U.S. operations in Portsmouth, New Hampshire, Malvern, Pennsylvania and New York City. Additionally, the company has offices in Germany, Switzerland, Japan and Israel. For additional information about the company, please visit www.novocure.com or follow us at www.twitter.com/novocure.

Forward-Looking Statements
In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Novocure’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, clinical trial progress, development of potential products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, coverage, collections from third-party payers and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Novocure’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions as well as issues arising from the COVID-19 pandemic and other more specific risks and uncertainties facing Novocure such as those set forth in its Annual Report on Form 10-K filed on February 27, 2020 and its Quarterly Report on Form 10-Q filed on April 30, 2020 with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Novocure does not intend to update publicly any forward-looking statement, except as required by law. Any forward-looking statements herein speak only as of the date hereof. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Consolidated Statements of Operations
USD in thousands (except share and per share data)

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019
	Unaudited		Audited
Net revenues	$101,828	$73,309	$351,318
Cost of revenues	24,496	19,814	88,606
Gross profit	77,332	53,495	262,712

Operating costs and expenses:
Research, development and clinical trials	25,271	17,042	79,003
Sales and marketing	28,834	22,333	96,675
General and administrative	26,608	20,238	87,948
Total operating costs and expenses	80,713	59,613	263,626

Operating income (loss)	(3,381)	(6,118)	(914)
Financial expenses (income), net	2,432	2,371	7,910

Income (loss) before income taxes	(5,813)	(8,489)	(8,824)
Income taxes	(9,765)	3,661	(1,594)
Net income (loss)	$3,952	$(12,150)	$(7,230)

Basic net income (loss) per ordinary share	$0.04	$(0.13)	$(0.07)
Weighted average number of ordinary shares used in computing basic net income (loss) per share	99,877,567	94,811,282	97,237,549

Diluted net income (loss) per ordinary share	$0.04	$(0.13)	$(0.07)
Weighted average number of ordinary shares used in computing diluted net income (loss) per share	108,100,623	94,811,282	97,237,549

Consolidated Balance Sheets
USD in thousands (except share data)

	March 31,2020	December 31, 2019
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$181,919	$177,321
Short-term investments	149,349	148,769
Restricted cash	786	2,095
Trade receivables	65,139	58,859
Receivables and prepaid expenses	42,483	29,202
Inventories	22,502	23,701
Total current assets	462,178	439,947
LONG-TERM ASSETS:
Property and equipment, net	9,778	9,342
Field equipment, net	8,467	7,684
Right-of-use assets, net	17,201	17,571
Other long-term assets	4,824	4,904
Total long-term assets	40,270	39,501
TOTAL ASSETS	$502,448	$479,448

Consolidated Balance Sheets
USD in thousands (except share data)

	March 31,	December 31,
	2020	2019
	Unaudited	Audited
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade payables	$40,408	$36,925
Other payables, lease liabilities and accrued expenses	43,795	49,386
Total current liabilities	84,203	86,311

LONG-TERM LIABILITIES:
Long-term loan, net of discount and issuance costs	149,465	149,424
Deferred revenue	8,772	7,807
Long-term leases	13,274	14,140
Employee benefits	4,519	3,754
Other long-term liabilities	267	222
Total long-term liabilities	176,297	175,347

TOTAL LIABILITIES	260,500	261,658

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Share capital -
Ordinary shares no par value, unlimited shares authorized; issued and outstanding: 100,362,973 shares and 99,528,435 shares at March 31, 2020 (unaudited) and December 31, 2019, respectively	-	-
Additional paid-in capital	892,510	871,442
Accumulated other comprehensive income (loss)	(3,629)	(2,767)
Retained earnings (accumulated deficit)	(646,933)	(650,885)
Total shareholders' equity	241,948	217,790

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$502,448	$479,448

Non-U.S. GAAP financial measures reconciliation
USD in thousands

	Three months ended March 31,
Adjusted EBITDA	2020	2019
Net income (loss)	$3,952	$(12,150)
Add: Income tax	$(9,765)	$3,661
Add: Financial expenses (income), net	$2,432	$2,371
Add: Depreciation and amortization	$1,888	$1,929
EBITDA	$(1,493)	$(4,189)
Add: Share-based compensation	$16,557	$9,649
Adjusted EBITDA	$15,064	$5,460

Media and Investor Contact:
Ashley Cordova
acordova@novocure.com
212-767-7558